Exhibit 99.1

Investor Update – May 20, 2009

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon).  Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

April 2009 Statistics
	April 2009	Change Y-O-Y
Capacity (ASMs in millions)	1,868	(8.3)%
Traffic (RPMs in millions)	1,475	(5.9)%
Revenue passengers (000s)	1,280	(9.5)%
Load factor*	78.9%	2.0	pts
RASM (cents)	11.37	0.5%
Passenger RASM (cents)	10.16	(1.9)%
Raw fuel cost/gal.	$1.64	(53.2)%
Economic fuel expense/gal.	$1.77	(42.6)%
*percentage of available seats occupied by fare-paying passengers

New Pilot Contract
On May 19, 2009, we announced that our pilots, represented by the Air Line Pilots Association, ratified a new four-year contract.  This negotiated agreement replaces the contract that had been in place since May 1, 2005.  The 2005 contract resulted from an arbitrator’s decision and included immediate wage reductions that approximated 26% across the pilot group, work rule changes, and higher employee health care contributions.

The significant terms of the new contract are as follows:

•	Average pilot wages will increase approximately 14%. The contract also provides for step increases of 1.5% on the first two anniversary dates of the contract and 1.8% on the third anniversary.
•
Pilots will now participate in Air Group’s Performance Based Pay (PBP) plan. PBP is an incentive program that rewards participants a targeted percentage of their pay based on the achievement of goals established annually by Air Group’s Board of Directors.  These goals include metrics around Air Group profitability, non-fuel unit costs, safety, employee engagement, and on-time performance.  The PBP plan also covers Alaska’s dispatchers, flight attendants, and non-union employees.

•
The defined-benefit pension plan for pilots will be closed to new entrants.  Newly hired pilots will participate in a defined-contribution plan that includes a contribution by Alaska equal to 13.5% of eligible wages.  Incumbents have the option of remaining in the defined-benefit pension plan or moving to a new blended option with an enhanced defined-contribution element.

•	Upon retirement, pilots will be allowed to receive a cash payment of an amount equivalent to 25% of their accrued sick leave balance multiplied by their hourly rate.
•
The new contract provides for better productivity and flexibility.  For example, there are changes to reserve flying provisions that allow for improved scheduling efficiency, language that allows for pilots to fly more than the current 85-hour monthly limit for pay, and exceptions that allow us to suspend certain restrictions in irregular operations.  We expect to realize savings from these productivity enhancements when we resume capacity growth.

Pilots will receive a one-time bonus following ratification of the contract that we expect to be approximately $20 million in the aggregate.  The transition expense associated with establishing the sick-leave payout program described above is expected to be between $10 million and $15 million.  We are currently evaluating the appropriate accounting treatment for these items.

The increase in wages that results from this contract is included in the unit cost forecast on the following page.  However, the impacts of the bonus and sick-leave program are not included.

First Bag Fee
As previously disclosed, Alaska and Horizon will begin charging a $15 service fee for a first checked bag effective July 7, 2009 for tickets purchased beginning May 1, 2009.  The first bag fee will not apply to certain passengers, including our Mileage Plan MVP and MVP Gold passengers, those traveling solely within the state of Alaska, those traveling to Guadalajara and Mexico City, and military personnel.  We believe that this fee will likely result in increased ancillary revenues for Air Group of approximately $70 million or more annually and approximately $30 million in 2009.

ALASKA AIRLINES – MAINLINE (continued)

Schedule Update
As previously disclosed, in response to the decline in passenger demand for travel in markets most impacted by the H1N1 flu virus, we recently announced that we are reducing our capacity to Mexico destinations by 37% beginning July 2, with some selective cancellations beginning immediately.  Flights to and from Mexico represented approximately 13% of Alaska’s total passenger traffic in the first quarter of 2009, generally the highest quarter of the year, and 8% of total traffic in the full year of 2008.  We will monitor the situation closely and will make further changes to our schedule if necessary.  The capacity will be redeployed to other leisure destination markets, primarily Hawaii.  In the fall, Alaska will also add three new cities to its route structure – Houston and Austin, Texas and Atlanta, Georgia.  After giving consideration to the changes above, we still expect full-year capacity to decline approximately 6% compared to 2008.  This is unchanged from our previous guidance.

Changes in Advance Booked Load Factors (percentage of available seat miles that are sold)

	May	June	July
Point Change Y-O-Y	-1.5 pts*	-2.5 pts	-2.5 pts

* May advance booked load factors have declined from our previous guidance.  We believe this is primarily due to the H1N1 virus threat resulting in significant demand decline to Mexico and, to a lesser extent, other destinations.

Forecast Information
	Forecast Q2 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	5,800	(7)%	22,800	(6)%
Cost per ASM excluding fuel and special items (cents)*	8.2	9%	8.1	8%
Fuel Gallons (000,000)	79	(9)%	310	(7)%
Economic fuel cost per gallon**	$1.77	(45)%	**	**

*For Alaska, our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.  As noted on the previous page, the guidance above includes the impact of the wage increases for pilots resulting from the new contract.  However, the estimates above do not include the impact of the signing bonus or sick-leave payout program as the accounting treatment is still being finalized.
**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Because of the unpredictable nature of oil prices, our full-year 2009 forecast is  not meaningful at this time.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

April 2009 Statistics
The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.
	April 2009	Change Y-O-Y
Capacity (ASMs in millions)	101	(13.1)%
Traffic (RPMs in millions)	72	(17.0)%
Load factor*	71.2%	(3.3)	pts
Yield (cents)	25.91	5.8%
Passenger RASM (cents)	18.44	1.0%
    *Percentage of available seats occupied by fare-paying passengers

Changes in Advance Booked Load Factors (% of ASMs that are sold)

	May	June	July
Point Change Y-O-Y	-6.5 pts	-4.0 pts	-4.0 pts

Forecast Information (Horizon CPA)
	Forecast Q2 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	340	(9)%	1,300	(7)%
Cost per ASM (cents)*	19.2	(10)%	19.4	(8)%

* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for operating costs plus a specified profit margin and are eliminated in consolidation.

HORIZON AIR

April 2009 Statistics (includes brand and CPA flying)
	April 2009	Change Y-O-Y
Capacity (ASMs in millions)	267	(13.1)%
Traffic (RPMs in millions)	184	(13.1)%
Revenue passengers (000s)	530	(10.0)%
Load factor*	69.2%	0.0	pts
System RASM (cents)	18.68	0.0%
Passenger RASM – brand flying (cents)	17.89	5.5%
Raw fuel cost/gal.	$1.64	(54.2)%
Economic fuel expense/gal.	$1.77	(43.9)%
*percentage of available seats occupied by fare-paying passengers

Line-of-Business Information
Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is  insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity.  As a result, yield and load factor information is not presented.  Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.  The actual passenger revenue generated on CPA flights is noted in the Alaska – Purchased Capacity section on page 4.

  April 2009

	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand	166	(13.2)%	62%	68.0%	2.1	pts	26.33	¢	2.3%	18.36	¢	5.5%
Alaska CPA	101	(13.1)%	38%	NM	NM		NM		NM	19.20	¢	(7.6)%
Total	267	(13.1)%	100%	69.2%	0.0	pts	26.58	¢	(0.1)%	18.68	¢	0.0%

NM = Not Meaningful

Changes in Advance Booked Load Factors – Brand Flying (% of ASMs that are sold)

	May	June	July
Point Change Y-O-Y	-1.0 pt	-1.5 pts	-2.0 pts

Forecast Information (includes brand and CPA flying)
	Forecast Q2 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
System-wide capacity (ASMs in millions)	835	(12)%	3,300	(9)%
Cost per ASM excluding fuel and special charges (cents)*	14.7 – 14.9	2% – 4%	15.2 – 15.3	4% – 5%
Fuel gallons (in millions)	15	(12)%	61	(8)%
Economic fuel cost per gallon**	$1.80	(46)%	**	**
*For Horizon, our forecast of cost per ASM excluding fuel and other items is based on forward-looking estimates, which will likely differ significantly from actual results. The measure includes both brand flying and CPA flying performed for Alaska.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Because of the unpredictable nature of oil prices, our full-year 2009 forecast is not meaningful at this time.

AIR GROUP

Consolidated Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $13 million to $15 million for the second quarter 2009.

Future Fuel Hedge Positions*
	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Second Quarter 2009	50%	$71
Third Quarter 2009	50%	$76
Fourth Quarter 2009	50%	$76
Full Year 2009	50%	$76

First Quarter 2010	47%	$68
Second Quarter 2010	43%	$67
Third Quarter 2010	29%	$67
Fourth Quarter 2010	29%	$77
Full Year 2010	37%	$69

First Quarter 2011	22%	$88
Second Quarter 2011	15%	$73
Third Quarter 2011	11%	$74
Fourth Quarter 2011	5%	$67
Full Year 2011	13%	$78

*All of our 2010 and 2011 positions and the majority of our 2009 positions are call options, which are designed to effectively cap our cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Cash and Share Count
(in millions)	April 30, 2009	December 31, 2008
Cash and marketable securities	$1,041	$1,077
Common shares outstanding	36.387	36.275

Capital Expenditures

Total expected gross capital expenditures for 2009 are as follows (in millions):

	Total 2009 Estimate*
	Aircraft-related	Non-aircraft	Total
Alaska	$310	$75	$385
Horizon	75	5	80
Air Group	$385	$80	$465

*Amounts exclude any proceeds from the sale of assets.

AIR GROUP – (continued)

Firm Aircraft Commitments

Horizon is currently in discussions with Bombardier to defer all remaining 2009, 2010 and 2011 Q400 deliveries to later periods.  A final agreement has not been reached, so the delivery schedule below is based on the current commitment.  We expect to reach an agreement later in the second quarter of this year.

	Remainder of 2009	2010	2011	2012	2013	Beyond 2013	Total
Alaska (B737-800)	2	7	-	2	2	4	17
Horizon (Q400)	3	7	1	-	-	-	11
Totals	5	14	1	2	2	4	28

In addition to the firm orders noted above, Alaska has options to acquire 40 additional B737-800s and Horizon has options to acquire 10 Q400s.

Projected Fleet Count

		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Alaska	Seats	Dec. 31, 2007	Dec. 31, 2008	Mar. 31, 2009	Q2	Q3	Q4	Dec. 31, 2009 [2]	2010 Changes	Dec. 31, 2010 [2]
737-400F [1]	---	1	1	1	---	---	---	1	---	1
737-400C [1]	72	5	5	5	---	---	---	5	---	5
737-400	144	34	31	28	---	---	---	28	(5)	23
737-700	124	20	20	19	---	---	(4)	15	(2)	13
737-800	157	29	41	47	4	---	---	51	7	58
737-900	172	12	12	12	---	---	---	12	---	12
MD-80	140	14	---	---	---	---	---	---	---	---
Totals		115	110	112	4	---	(4)	112	---	112
		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Horizon	Seats	Dec. 31, 2007	Dec. 31, 2008	Mar. 31, 2009	Q2	Q3	Q4	Dec. 31, 2009	2010 Changes	Dec. 31, 2010
Q200	37	16	6	---	---	---	---	---	---	---
Q400 [3]	74-76	33	35	37	---	---	3	40	7	47
CRJ-700 [3]	70	21	18	18	---	(1)	(4)	13	(8)	5
Totals		70	59	55	---	(1)	(1)	53	(1)	52

1 F=Freighter; C=Combination freighter/passenger
2 The expected fleet counts at December 31, 2009 and 2010 for Alaska are subject to change as we continue to refine the capacity reduction and aircraft utilization plan, and attempt to market four of our B737-700 aircraft.
3 The planned CRJ and Q400 fleets at December 31, 2009 and 2010 are subject to change as we finalize the fleet transition plan and is dependent on our ability to remarket the CRJ aircraft.